EXECUTION COPY

EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

AMONG

US LIQUIDS, INC.

US LIQUIDS OF DETROIT, INC.

USL FIRST SOURCE, INC.

US LIQUIDS OF FLORIDA, INC.

WASTE RESEARCH AND RECOVERY, INC.

USL MANAGEMENT LIMITED PARTNERSHIP

AND

EQ DETROIT, INC.

EQ FLORIDA, INC.

EQ AUGUSTA, INC.

EQ MOBILE RECYCLING, INC.

DATED: FEBRUARY 2, 2004

EXECUTION COPY

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EXECUTION COPY

ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT is made as of February 2, 2004 by and among US Liquids Inc., a Delaware corporation (“Parent”), USL Management Limited Partnership (“Partnership”), a Texas limited partnership, US Liquids of Detroit, Inc., a Michigan corporation, USL First Source, Inc., a Maryland corporation, US Liquids of Florida, a Florida corporation, Waste Research and Recovery, Inc., a Georgia corporation (jointly and severally referred to herein as “Seller”), and EQ Detroit, Inc., a Michigan corporation, EQ Florida, Inc., a Michigan corporation, EQ Augusta, Inc., a Michigan corporation, and EQ Mobile Recycling, Inc., a Michigan corporation, (sometimes hereinafter collectively referred to as “Buyer”).

RECITALS

     A.     Seller engages in the business of providing various industrial waste services including collection, processing, recycling, disposal and specialty waste management at its Detroit, Michigan, Tampa, Florida, Augusta, Georgia and Winston-Salem, North Carolina facilities (collectively, the “Businesses”).

     B.     Seller desires to sell substantially all of the assets of the Businesses, among other assets identified herein, to Buyer, and Buyer desires to purchase such assets, on the terms and conditions set forth below.

     THEREFORE, the parties agree as follows:

1 SALE AND PURCHASE OF ASSETS.

     1.1 Sale and Purchase of Assets; Assumed Liabilities.

          1.1.1 General. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 1.3), each Buyer shall purchase from Seller, and Seller shall sell to each Buyer, the Purchased Assets (as defined in Section 1.1.2), as described on Exhibit 1.1.1(i). At Closing, the general instrument of conveyance, together with the bills of sale and deeds, in the form attached as Exhibit 1.1.1(ii), shall be duly executed by Seller and Buyer.

          1.1.2 Purchased Assets. Subject to the terms of this Agreement, each Seller hereby agrees to sell, convey, transfer, assign, and deliver to the Buyer specified on Exhibit 1.1.1(i) and each Buyer specified on Exhibit 1.1.1(i) agrees to purchase on the Closing Date, all of the assets used in connection with, and necessary for the operation of, the respective Businesses (subject to any exceptions explicitly set forth in writing in this Agreement or the Exhibits attached hereto), including, without limitation, the following assets owned or used by Seller in the conduct of the Businesses

(collectively the “Purchased Assets”), which shall be purchased by the respective Buyer as described on, Exhibit 1.1.1(i):

(a) the Owned Real Property (defined in Section 2.1.7(a)(i)) and the structures, improvements, buildings and facilities located thereon and the leases in connection with the Leased Real Property (defined in Section 2.1.7(b));

(b) all machinery, equipment, tools, tooling, vehicles, furniture, fixtures, office equipment, supplies, spare and service parts, computers, computer hardware, engineering and other drawings, geological and other surveys, reports, studies, processes, designs, formulas, computer programs, inventions, proprietary manufacturing techniques, technology, quality ratings and other tangible personal property (“Machinery and Equipment”), including those listed on Exhibit 1.1.2(b);

(c) all of Seller’s contracts and agreements in connection with the Businesses, including the Contracts (as defined in Section 2.1.9);

(d) all licenses and permits which are described on Exhibit 2.1.14 (the “Permits”);

(e) except as set forth on Exhibit 1.1.2(e), all computer software (including licensed software), including a copy of the related source code and object code, together with all additions, modifications, updates, and enhancements thereto; all design specifications related to the foregoing software, including, but not limited to, program descriptions, system flow charts, file layouts, report layouts, screen layouts, all other computer program documentation; all user’s manuals, training manuals, sales literature, and other system and operations documentation related to the foregoing software, which are necessary or helpful to the operation of the Businesses;

(f) except as set forth on Exhibit 1.1.2(f), all rights and claims against third parties related to the Purchased Assets and the Assumed Liabilities (as defined in Section 1.1.5), including, but not limited to, all rights against suppliers under warranties covering any of the Purchased Assets and all indemnification rights against third parties in connection with the Purchased Assets, specifically including any such rights described in the Purchase and Sale of Assets Agreement, dated May 1, 1998, among USL City Environmental, Inc., City Management Corporation and USA Waste Services, Inc. (to the extent assignable);

(g) except as set forth on Exhibit 1.1.2(g), all intellectual property and other intangibles, including, without limitation, franchises, rights, licenses, trademarks, service marks, trade names, patents, copyrights, domain names (including waste.com), research and development engineering, know-how and goodwill (the “Intangibles”);

(h) all accounts and notes receivable and other financial instruments (other than accounts receivable from customers listed on Exhibit 2.1.4(c)), prepaid expenses, deposits, advance payments, security deposits, down payments, and similar items which are specifically related to and historically recorded on the books and records of the Businesses;

(i) all Positive Inventory (as defined in Section 2.1.16);

(j) all other tangible and intangible assets of the Businesses, whether or not carried at value or listed on the books and records of the Businesses, including, without limitation, all data and information necessary in the operation of the Businesses, wherever located; and

(k) the Microsoft Terminal/Citrix Server hardware and Microsoft SQL Database Server hardware (together, the “Servers”) currently located at the business of US Liquids of Detroit, Inc., provided purchase of the Servers shall not become effective until five business days following the Closing Date, and Buyer has provided Seller reasonable access, during normal business hours, during these five business days to remove all software therefrom (other than the IMS software, which will be licensed by Parent to Buyer pursuant to that certain Software License Agreement, the form of which is attached as Exhibit 1.4.2).

          1.1.3 Allocation. Seller and Buyer agree that the Initial Purchase Price shall be allocated among the respective Businesses in accordance with Exhibit 1.1.3. Seller and Buyer also agree to allocate the Final Purchase Price for each Business among the Purchased Assets by following the purchase price allocation methodology contained in Exhibit 1.1.3. The allocation of the Final Purchase Price to the Purchased Assets of each Business shall be prepared by Buyer and shall be delivered to Seller when the Final Working Capital (as defined in Section 1.2.3(a)) is delivered to Seller in accordance with Section 1.2.3. Buyer will also prepare and deliver IRS Form 8594 for each Business to Seller at the same time when the Final Purchase Price allocation is delivered. The provisions of this Section 1.1.3 shall survive the Closing.

          1.1.4 Prorations.

(a) Seller and Buyer shall apportion, with respect to the Purchased Assets as of the date of the Closing, real and personal property taxes and/or assessments, prorated upon the basis of the calendar year for which assessed (unless undeterminable as of the date of the Closing and then based upon the previous year’s real and personal property taxes) and payable and apportioned upon the basis of the actual number of days elapsed in such year as of the Closing Date. The proration of such taxes shall be calculated at Closing, and such calculation shall be attached to this Agreement as Exhibit 1.1.4(a).

(b) Buyer and Seller acknowledge and agree that calculation set forth on Exhibit 1.1.4(b) represents a list of Seller’s potential liability in respect of the Businesses in connection with certain state and local taxes (“Tax Liability”) that are outstanding as of the Closing Date and any transfer taxes that may be imposed on Seller as a result of the transactions contemplated herein, plus an additional ten percent (“Unpaid Taxes”). An amount equal to such Unpaid Taxes shall be deducted from the Initial Purchase Price, paid directly to the Title Company (as defined in Section 3.1.10), and escrowed until such amounts become due and payable, at which time such amounts will be paid by the Title Company in order to discharge Seller’s Tax Liability. To the extent that such amounts escrowed for Unpaid Taxes exceed Seller’s Tax Liability, such excess amounts escrowed for Unpaid Taxes shall be released to Seller when such Tax Liability is paid in full or otherwise discharged and Seller provides documentary evidence of such in the form of written tax clearance issued by each jurisdiction in which Seller is required to file Tax Returns (as defined in Section 2.1.17(f)).

          1.1.5 Assumed Liabilities. Notwithstanding the fact that Parent, Partnership or Seller have disclosed certain liabilities and obligations of Parent, Partnership or Seller in connection with the Businesses and Purchased Assets as required pursuant to this Agreement, from and after the date of the Closing, each specific Buyer shall assume and agree to perform and discharge only the liabilities and obligations such specific Buyer has expressly agreed to assume, as described on Exhibit 1.1.5 (the “Assumed Liabilities”). Notwithstanding the fact the multiple purchasing parties are purchasing the Purchased Assets hereunder and are collectively referred to herein as “Buyer,” a Buyer listed on Exhibit 1.1.5 shall have no liability or obligation in connection with the Assumed Liabilities of any other Buyer. By way of example, EQ Detroit, Inc. shall assume only those liabilities and obligations explicitly set forth below its name on Exhibit 1.1.5. In no case whatsoever shall EQ Detroit, Inc. assume or be liable or responsible for the liabilities explicitly assumed by, and listed below, EQ Florida, Inc. on Exhibit 1.1.5.

          1.1.6 Retained Liabilities. Parent, Partnership and/or Seller shall retain, discharge and be solely responsible for, and Parent, Partnership and/or each Seller shall fully and jointly and severally indemnify Buyer against, all liabilities and obligations of any Parent, Partnership or Seller relating to the Businesses and the Purchased Assets which are not Assumed Liabilities, including, without limitation, any liability of Buyer under any bulk sales laws of any jurisdiction, any liability under any common law doctrine of de facto merger or successor liability, any liability in connection with insurance premiums due for post-closure liabilities of the Businesses, or any liability for inter-company payables of the Businesses (the “Retained Liabilities”).

          1.1.7 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the assets of Seller listed on Exhibit 1.1.7 (collectively, the “Excluded Assets”) are not part of the purchase and sale contemplated by this Agreement, are excluded from the Purchased Assets, and will remain the property of such Seller after Closing.

     1.2 Consideration for Purchase.

          1.2.1 Purchase Price.

(a) Subject to the terms and conditions contained herein, on the Closing Date, Buyer shall pay to Seller $12,235,000, plus or minus the Estimated Closing Working Capital Adjustment (as defined in Section 1.2.2(b)) as described in Section 1.2.2 and any adjustment pursuant to Section 1.1.4 (the “Initial Purchase Price”). The Initial Purchase Price, less the Escrow Amount (as defined in Section 1.2.1(b)), will be paid by wire transfer of immediately available funds to an account or accounts designated by Seller. The Initial Purchase Price shall be increased or decreased by the Initial Purchase Price Adjustment Amount (as defined in Section 1.2.3(d)), in accordance with Section 1.2.3(d), on a post-Closing basis.

(b) Subject to the terms and conditions contained herein, on the Closing Date, Parent and Seller direct Buyer to pay, and Buyer shall pay to the United States on behalf of Parent and Seller, by wire transfer of immediately available funds to an account or accounts designated by the United States, $1,000,000 (the “Escrow Amount”), in accordance with that certain letter, dated December 16, 2003, from the U.S. Department of Justice, which is attached as Exhibit 1.2.1(b).

          1.2.2 Estimated Closing Working Capital Adjustment.

(a) As soon as practicable, but in no event later than 10 days before the Closing, Buyer and Seller shall prepare, in accordance with GAAP, an estimated calculation of the Working Capital (as defined below) of the Businesses as of the Closing Date (the “Estimated Working Capital”). For purposes of this Agreement, the term “Working Capital” of the Businesses means any cash plus accounts receivable that are Purchased Assets (including accruals for accounts receivables that are Purchased Assets), less any accounts payable that are Assumed Liabilities (including accruals for accounts payable that are Assumed Liabilities). The term Working Capital shall not include accounts receivable or accounts payable of USL First Source, Inc (although such accounts receivables are Purchased Assets and such accounts payable are Assumed Liabilities). For purposes of calculating the Estimated Closing Working Capital, actual trade payables shall be grossed up by fifty percent of the accrual for unbilled trade payables of the Businesses as of the month immediately preceding the month in which the Closing occurs (for purposes of comparison, this calculation was $144,500 as of November 30, 2003) (the “Gross-Up Amount”).

(b) The Initial Purchase Price shall be (i) increased dollar for dollar to the extent the Estimated Closing Working Capital exceeds $2,726,400, or (ii) decreased dollar for dollar to the extent the Estimated Closing Working Capital is less than $2,726,400 (the amount of any such increase or decrease, the “Estimated Closing Working Capital Adjustment”).

(c) To the extent that Buyer and Seller are unable to agree in good faith on the Estimated Closing Working Capital Adjustment, Seller’s exclusive remedy shall be to consummate the transactions contemplated herein based on Buyer’s proposed calculation of the Estimated Closing Working Capital Adjustment and exercise its rights and remedies pursuant to Section 1.2.3 below. Buyer shall be entitled to the rights granted to it hereunder, including the right to terminate this Agreement pursuant to Section 6.1(b).

          1.2.3 Final Working Capital Adjustment.

(a) As soon as practicable, but in no event later than 30 days following the Closing, Buyer shall prepare a calculation of the actual Working Capital of the Businesses on the Closing Date (the “Final Working Capital”)

(b) Buyer shall deliver a copy of the Final Working Capital to Seller promptly after it has been prepared. After receipt of the Final Working Capital, Seller shall have 30 days to review the Final Working Capital, together with the workpapers used in the preparation thereof. Buyer shall (i) provide Seller and its authorized representatives reasonable access during normal business hours to all relevant workpapers to the extent required to complete their review of the Final Working Capital, and (ii) cooperate with Seller’s and Seller’s authorized representatives’ reasonable requests with respect to the review of the Final Working Capital, including by providing on a timely basis all information necessary or useful in reviewing the Final Working Capital. Unless Seller delivers written notice to Buyer on or prior to the 30th day after Seller’s receipt of the Final Working Capital specifying in reasonable detail the amount, nature and basis of all disputed items, Seller shall be deemed to have accepted and agreed to the calculation of the Final Working Capital. If Seller notifies Buyer of its objection to the calculation of the Final Working Capital, Seller and Buyer shall, within 20 days (or such longer period as the parties may agree in writing) following such notice (the “Resolution Period”), attempt in good faith to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

(c) If, at the conclusion of the Resolution Period, there are any amounts remaining in dispute, then such amounts remaining in dispute shall be submitted to an independent accounting firm of national reputation (the “Neutral Auditors”) selected by mutual agreement of Seller and Buyer within 10 days after the expiration of the Resolution Period. Each party will furnish to the Neutral Auditors such work papers and other documents and information relating to the disputed issues as the Neutral Auditors may request and are available to that party (or its independent public accountants), and will be afforded the opportunity to present to the Neutral Auditors any material relating to the disputed issues and to discuss the issues with the Neutral Auditors. The Neutral Auditors’ determination as to any disputed issues shall be made within 30 days of their selection, shall be set forth in a written statement delivered to Seller and Buyer and shall be final, non-appealable and binding on the parties hereto. A judgment of a court of competent jurisdiction may be entered upon the Neutral Auditors’ determination. The Neutral Auditors shall have exclusive jurisdiction over, and resort to the Neutral Auditors as provided in this Section 1.2.3 shall be the only recourse and remedy of the parties against one another with respect to, any disputes arising out of or relating to the adjustments pursuant to this Section 1.2.3. The fees, costs and expenses of the Neutral Auditors shall be borne equally by the parties. The term “Final Working Capital” shall mean the definitive Final Working Capital agreed to (or deemed to be agreed to) by Buyer and Seller in accordance with Section 1.2.3 hereof or resulting from the determinations made by the Neutral Auditors in accordance with this Section 1.2.3 (in addition to those items theretofore agreed to by Seller and Buyer).

(d) The Initial Purchase Price shall be (i) increased dollar for dollar to the extent the Final Working Capital exceeds the Estimated Working Capital, after eliminating the Gross-Up Amount from the calculation of the Estimated Working Capital, or (ii) decreased dollar for dollar to the extent the Final Working Capital is less than the Estimated Working Capital (the amount of any such increase or decrease, the “Initial Purchase Price Adjustment Amount”). The Initial Purchase Price Adjustment Amount shall bear interest from and including the Closing Date through the date of payment at the Prime Rate (as defined below), for the period from the Closing Date to the date of such payment and shall be calculated on the basis of a year of 360 days. The Initial Purchase Price Adjustment Amount, together with the accrued interest thereon, shall be paid by Seller to Buyer, if the Initial Purchase Price is decreased pursuant to this Section 1.2.3(d), or by Buyer to Seller, if the Initial Purchase Price is increased pursuant to this Section 1.2.3(d), in either case within five business days after the Final Closing Working Capital is agreed to by Buyer and Seller or any remaining disputed items are ultimately determined by the Neutral Auditors, by wire transfer of immediately available funds to an account designated by Seller or Buyer, as the case may be. The Initial Purchase Price as adjusted pursuant to this Section 1.2.3(d) is referred to herein as the “Final Purchase Price.” The term “Prime Rate” shall mean the prime rate of interest as published in the interest rate section of the Wall Street Journal.

          1.3 The Closing The Closing under this Agreement shall be held at the offices of Honigman Miller Schwartz and Cohn LLP in Detroit, Michigan, on or before February 4, 2004. The consummation of the transactions contemplated by this Agreement at such place and time are sometimes referred to in this Agreement as the “Closing”, and such date is sometimes referred to as the “Closing Date.” At the Closing, Seller shall assign and transfer the Purchased Assets to Buyer pursuant to Section 1.1.1, and Buyer shall pay or deliver the Initial Purchase Price to the Seller, as described in Section 1.2.1.

     1.4 Other Agreements.

          1.4.1 Employees.

(a) On or before the Closing Date, Parent, Seller and Partnership shall satisfy all obligations owing in favor of any current or former employee (as of the date hereof and as of the Closing Date), officer, director or other similar party of the Businesses, including, without limitation, any liability in connection with sales commissions, vacation pay or benefits, sick pay or benefits, bonus liability, severance pay and any claims of any nature by such employees. Seller shall provide to Buyer evidence of the satisfaction of such liabilities on the Closing Date. To the extent that such liabilities are not calculable on or before the Closing Date or are subject to dispute, Parent, Seller and Partnership shall satisfy such liabilities when such amounts become calculable or no longer subject to dispute. To the extent that there are any such disputes as of the Closing Date, Seller shall inform Buyer in writing of such disputes.

(b) Buyer is not assuming, and shall not have responsibility for, any employee benefits, including, without limitation, any employee benefit plan, deferred compensation plan, collective bargaining agreement, union contract, or any other employee related contract, whether written or oral, applicable to any such current or former employees of Parent, Seller or Partnership (“Seller’s Plans”), and Buyer shall not be deemed a successor employer to Seller with respect to any of Seller’s Plans.

(c) Notwithstanding the foregoing, Parent, Seller or Partnership shall use commercially reasonable efforts to make all current employees, other than those listed on Exhibit 1.4.1(b), available to Buyer for discussions regarding potential employment with Buyer from and after the Closing Date and shall cooperate with the Buyer’s reasonable requests in connection therewith. In the event that Buyer hires any former employee of Seller after the Closing Date, in no case shall any plan adopted or maintained by Buyer, including, without limitation, any employee benefit plan, deferred compensation plan, collective bargaining agreement, union contract, or any other employee related contract, whether written or oral (“Buyer’s Plans”), with respect to such hired employee be deemed a successor plan, agreement or contract of Seller, Parent or Partnership or any of Seller’s Plans. Buyer shall not assume any liabilities or obligations under any of Seller’s Plans and Buyer or Buyer’s Plans shall not be a successor to Parent, Partnership or any Seller or any of Seller’s Plans.

          1.4.2 IMS Software. . Parent and Buyer shall execute, and deliver at Closing, the Software License Agreement, substantially in the form attached hereto as Exhibit 1.4.2.

          1.4.3 Payments Received. . The parties agree that, after the Closing Date, they will hold and will promptly transfer and deliver to the other party, from time to time as and when received by them, any cash, checks with appropriate endorsements, or other property that they may receive after the Closing Date which properly belongs to the other party, including any receivables or insurance proceeds, and will account to the other for all such receipts. Beginning on the Closing Date and continuing indefinitely thereafter, Buyer shall have the right and authority to endorse without recourse the name of Seller or Parent on any check or other form of payment received by Buyer representing payment in respect of the Purchased Assets, including, without limitation, payment of an account receivable or insurance proceeds that constitute a Purchased Asset.

     2 REPRESENTATIONS AND WARRANTIES.

          2.1 Representation and Warranties of Seller. Each Seller and Parent and Partnership hereby, jointly and severally, represent and warrant to Buyer the following as of the date of this Agreement and as of the Closing Date.

               2.1.1 Organization and Qualification. Seller and Parent are corporations, duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which Parent and Seller are incorporated. Partnership is duly organized and validly existing under the laws of the State of Texas. Parent, Seller and Partnership have the requisite power and authority to own, lease and operate their properties and to carry on their businesses as now being conducted. Parent, each Seller and Partnership are duly qualified and is in good standing to do business in each jurisdiction in which the nature or conduct of their business makes such qualification a legal requirement, except where the failure to be so qualified will not affect the Seller’s ability to consummate the transactions contemplated by this Agreement.

               2.1.2 Authority Relative to This Agreement.

(a) Parent, Seller and Partnership have full power and authority to execute, deliver and comply with their obligations under the terms of this Agreement. Execution, delivery and performance by Parent, Seller and Partnership has been duly authorized by all necessary action on the part of Parent, Seller and Partnership, including authorization on behalf of Parent by its board of directors and Seller by its respective board of directors and shareholders. No other action on the part of Parent, Seller, Partnership or any other individual, person or entity is necessary to authorize this Agreement or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent, Seller and Partnership and constitutes a valid and binding obligation of Parent, Seller and Partnership enforceable against Parent, Seller and Partnership in accordance with its terms, except as they may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and except as they may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

(b) Parent and Seller represent and warrant that the consummation of the transactions contemplated herein does not require approval or authorization of shareholders of Parent, and Parent shall cause its Delaware counsel to render an opinion to Buyer, in the form attached hereto as Exhibit 2.1.2(b).

          2.1.3 Consents and Approvals; No Violation. Except as set forth in the attached Exhibit 2.1.3, neither the execution nor the delivery by Parent, Seller or Partnership of this Agreement (including all agreements provided for in this Agreement) nor the consummation by Parent, Seller or Partnership of the transactions contemplated by this Agreement (including all agreements provided for in this Agreement) nor compliance with the terms and provisions of this Agreement (including all agreements provided for in this Agreement), (a) will require any authorization, consent or approval of any governmental or regulatory authority or of any other person or entity, (b) will violate or breach any provision of the Articles of Incorporation or Bylaws of Parent or Seller or the organizational documents of the Partnership, (c) will accelerate any obligation under, violate or breach any provision of, constitute a default under, result in the creation of any lien or security interest under, result in the termination of, require the consent, authorization or approval of any third party under, or in connection with, any of the terms, covenants, provisions or conditions of any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract (including, without limitation, the Assigned Contracts), agreement or other instrument, commitment or obligation to which Parent, Partnership or any of Seller is a party, or by which any of them or any of their respective properties or assets may be bound, or (d) will materially violate any order, writ, injunction, decree, judgment or arbitration award, or any statute, rule, regulation or ruling of any court or governmental authority, United States or foreign, applicable to

Parent, Seller or Partnership or to any of their respective properties or assets. As of the date of this Agreement, Parent and Seller have provided to Buyer evidence of the consent of BOA in connection with the transactions contemplated herein.

          2.1.4 Financial Statements.

(a) The attached Exhibit 2.1.4(a)(i), is a copy of the financial statements of the Businesses as of December 31, 2002 (the “Financial Statements”). The Financial Statements present fairly in all material respects, in accordance with GAAP (except as indicated in the notes thereto and except as set forth on Exhibit 2.1.4(a)(ii)) the financial position of the Businesses as of the date thereof, results of operations, cash flows and assets and liabilities of the Businesses for the periods therein indicated (subject to the absence of certain footnotes). Notwithstanding the foregoing, Seller is not required to deliver Financial Statements of USL First Source, Inc.

(b) The attached Exhibit 2.1.4(b)(i) is a copy of the financial statements of the Businesses as of June 30, 2003 and November 30, 2003 (the “Interim Financial Statements”). The Interim Financial Statements contain proper accruals of all liabilities of the Businesses and such other adjustments which are necessary to fairly present the financial condition, results of operations, cash flows and assets and liabilities of the Businesses in all material respects in accordance with GAAP, except as disclosed on Exhibit 2.1.4(b)(ii).

(c) Seller shall provide to Buyer, at least 10 days prior to closing, an accounts receivable aging, current as of such date (the “A/R Aging”) and an A/R Aging as of the Closing Date (“Closing A/R Aging”). The accounts receivable that are from customers whose accounts receivable on the Closing Date will constitute Purchased Assets shown on the Financial Statements, the Interim Financial Statements, and those acquired since November 30, 2003, including the accounts receivable listed on the A/R Aging and the Closing A/R Aging, are bona fide accounts receivable created in the usual and ordinary course of business in connection with bona fide transactions consistent with past practice. Such accounts receivable have not been, or will not be, recorded in excess of their net realizable value. Such accounts receivable are valid obligations of the respective makers thereof, are fully collectible, and, subject to the reserves for doubtful accounts, need not be written off as not collectible; there exists no claim against, refusal or threatened refusal to pay, or any rights of setoff against, such accounts receivable. For purposes of this Agreement, any account receivable from a customer that is listed on Exhibit 2.1.4(c) shall not be considered a Purchased Asset.

               2.1.5 Absence of Certain Changes or Events. Except as set forth in the attached Exhibit 2.1.5, from October 31, 2003 through the date of this Agreement, Seller has operated the Purchased Assets only in the usual and ordinary manner and has used reasonable efforts to preserve the Businesses intact and their present relationships with persons having business dealings with the Businesses and there has not been:

(a) any material adverse change in the Purchased Assets;

(b) any material damage, destruction or loss (regardless of whether covered by insurance) adversely affecting the Purchased Assets;

(c) any entry into, amendment of, or termination of, any Contracts or Permits, other than in the ordinary course of business;

(d) any Purchased Assets of any of Seller mortgaged, pledged or subjected to any security interest, lien or encumbrance;

(e) any change in the customary shipping, purchasing, billing, payment, return, exchange or other business practices, policies or procedures of any Seller, which could have a material adverse effect, individually or in the aggregate, on the Purchased Assets; and

(f) any agreement or understanding to do any of the foregoing by Seller.

               2.1.6 Title to the Purchased Assets; Defects.

(a) Title. Except for Permitted Exceptions (as defined in Section 2.1.7(a)(ii)) and except as set forth on Exhibit 2.1.7(a)(i), Seller has, and after giving effect to the transactions contemplated by this Agreement, Buyer will have, good, valid and marketable title to (with the exception, however, of title to the Owned Real Property of US Liquids of Detroit, Inc., which is not represented or warranted to be marketable), or with respect to the Purchased Assets currently being leased, a valid leasehold interest in, the Purchased Assets, free and clear of all liens, encumbrances, restrictions, security interests, mortgages, pledges, burdens, claims, demands, rights and equities of any third party, of any nature whatsoever, including, without limitation, the right to sell inventories free of any claims of manufacturers, licensors or others (collectively, “Liens”).

(b) Defects. Except as set forth in the attached Exhibit 2.1.6(b), there are no material defects or damage (i) with respect to the physical condition of the Real Property, or (ii) with respect the Purchased Assets not constituting Real Property, and such Purchased Assets are in operating condition. Seller has performed, or caused to be performed, normal and customary maintenance in respect of the Purchased Assets, consistent with industry standards for maintenance performed on similar assets.

(c) Compliance. The Purchased Assets are in conformity in all respects with all applicable laws and regulations except for immaterial violations that do not adversely affect the value of the Purchased Assets or the Businesses. There is no violation, and no existing event or circumstance that with the passage of time or the giving of notice would give rise to a violation, of any building, zoning or other law, ordinance, rule or regulation (federal, state or local) in respect to Seller’s property, plants or structures except for immaterial violations that do not adversely affect the value of the Purchased Assets or the Businesses.

(d) Required Assets. The Purchased Assets and Excluded Assets represent all of the assets necessary for the operation of the Businesses.

               2.1.7 Real Property.

(a) (i) The attached Exhibit 2.1.7(a)(i) is a complete and accurate list of all real property owned or used in connection with the operation of the Businesses (other than real property leased by Seller and listed on Exhibit 2.1.7(b)(i)) (with the exception of the Fenced “Lots” and the “Wyandotte Site” (as such terms are defined in Exhibit 2.1.7(a)(i)) the “Owned Real Property” and together with the Leased Real Property (as defined in Section 2.1.7(b)(i), the “Real Property”), with a legal description of, and tax parcel identification number for, each parcel of such Owned Real Property. On the Closing Date, Seller will be the fee simple absolute owner of, and will have title to, such Owned Real Property, free of all Liens on or relating to such Owned Real Property, other than the Permitted Exceptions, and at the Closing Seller will convey such Owned Real Property to Buyer by covenant, limited warranty, or special warranty deed, subject only to (A) those matters specified as exceptions to title on the Title Policy or Pro-Forma (whichever is issued at Closing) for such Real Property issued in accordance with Section 3.1.10, (B) with regard to the Owned Real Property in Wayne County, Michigan, the “Third Party Street Rights” (as defined in Section 2.1.7(a)(ii), below), and (C) with regard to the Owned Real Property in Hillsborough County, Florida, the “Festive Floats Easement” (as defined in Section 2.1.7(a)(ii), below).

(ii) For the purposes of this Agreement, the term “Permitted Exceptions” shall mean (1) real property taxes not then due or payable as reflected in the Title Commitments (as defined in Section 3.1.10(a)), (2) laws, ordinances and governmental regulations regulating the use or occupancy of the Real Property or the character, dimensions or locations of the improvements thereon, provided that none of the same are, to the knowledge of Parent or Seller, violated by the continued use of any portion of the Real Property for the purposes for which it has been customarily used by the Seller, (3) exceptions created by Seller after the effective date of this Agreement with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), (4) such encroachments, rights of way, and similar matters as would be shown by a survey of such Owned Real Property, (5) with respect to the Real Property to be conveyed by US Liquids of Florida, Inc., that certain unrecorded Stormwater Drainage Easement, dated effective August 28,

2003, by and between US Liquids of Florida, Inc. and Festive Floats of Florida, Inc. (the “Festive Floats Easement”), (6) such additional imperfections of title as are so minor that they do not, individually or in the aggregate, materially impair the value of or interfere with the continued use of any portion of the Real Property for the purposes for which such Owned Real Property has been used customarily by Seller or impair the value of or interfere with the continued use of the other items constituting Purchased Assets in the manner such other Purchased Assets are now and have customarily been used by Seller, (7) Liens that will be discharged at Closing, (8) those matters specified as exceptions to title on the Pro-Formas issued at Closing, and (9) with respect to the Owned Real Property in Wayne County, Michigan, any interest of the owner of Lot 1 of Secor and Davis Subdivision, according to the plat thereof recorded in Liber 9, page 41, Wayne County Records, and of any person or entity identified in the exceptions to title on the Pro-Forma issued at Closing, (or any of his, her, or its heirs, successors, or assigns) in or to any portion of such Real Property formerly constituting a public street or alley bordering that portion of such Real Property to which the exception corresponding to such person or entity relates (the “Third Party Street Rights”).

(iii) Notwithstanding any provision of this Agreement to the contrary, under no circumstances shall the Fenced Lots or any portion of the Wyandotte Site be construed as Purchased Assets, Real Property, or Owned Real Property (it being understood that Seller makes no representation or warranty whatsoever as to the Fenced Lots or the Wyandotte Site, including, without limitation the ownership and physical condition thereof), nor shall the Fenced Lots or the Wyandotte Site be considered the subject of any covenant, representation, or warranty contained in this Agreement. However, and notwithstanding the foregoing sentence, at the Closing, Seller shall execute and deliver to Buyer a quitclaim deed conveying all of Seller’s right, title and interest in, under and to all Fenced Lots to Buyer. Buyer acknowledges and agrees that from and after Closing, any activity conducted by Buyer on or with regard to the Fenced Lots (including, without limitation, allowing the continued presence of any fence or other barrier on, around, or in the proximity of the Fenced Lots shall be at Buyer’s own risk. By closing the transaction contemplated herein, Buyer shall be conclusively deemed (without any further act or documentation) to have waived any and all claims for damages and any rights of impleader (or analogous remedy), contribution or subrogation Buyer may have at any time against Seller or Parent in connection with any claim for trespass to property or relating to a claim of an ownership interest or estate in or other title to any of such Fenced Lots which is thereafter brought by any third party indirectly or directly arising out of or relating to use or occupancy (including, without limitation, fencing) of the Fenced Lots by Buyer, Seller, or Seller’s predecessors in title to the Owned Real Property located in Wayne County, Michigan. The provisions of this Section 2.1.7(a)(iii) shall survive the Closing.

(b) The attached Exhibit 2.1.7(b)(i) and Exhibit 2.1.7(b)(ii) are complete and accurate lists of all leases of real property used in connection with the Businesses (“Leased Real Property”) and personal property used in connection with the Businesses (“Leased Personal Property”). Except as set forth in Exhibit 2.1.7(b)(i), each such lease, including, without limitation, each lease with related parties, is valid and binding on the parties to such lease, is in full force and effect in accordance with its terms and grants the lessee a valid and enforceable leasehold interest in the Leased Real Property or Leased Personal Property, as applicable, described in such lease, free from all Liens, except for Permitted Exceptions. True copies of all such leases, including all modifications and amendments, have been supplied to Buyer. Seller has either fully paid and/or accrued the liability for, and fully performed all of its obligations and duties under all such leases which arise from, are on account of, or relate to, in any part, facts or events that occurred or will occur before the Closing. There are no uncured defaults under such leases, and there are no taxes, assessments or other costs, expenses or charges payable by Seller which are due or paid in arrears relating to the leases, for which accruals have not been made.

(c) Except as set forth on Exhibit 2.1.7(c), with respect to the Real Property:

(i) to Seller’s and Parent’s knowledge, the use of the Real Property by Seller does not violate any applicable zoning, building or use statutes, rules, ordinances or regulations of any federal, state, county or local entity, authority or agency. There is no existing, and neither Parent nor Seller has received notice of any pending or threatened condemnation or other legal action of any kind involving the Real Property which may affect the value or use of, or Seller’s ownership of or leasehold interest in, the Real Property. To Seller’s and Parent’s knowledge, the Real Property is free and clear of any violations of any building, safety and health ordinances, statutes or regulations that could adversely affect the use or occupancy thereof except for immaterial violations that do not adversely affect the value of the Real Property;

(ii) there are no contracts, leases, licenses, rights of way, easements or agreements in effect with respect to the access to or the use, occupancy or possession of the Real Property of any kind or nature whatsoever, whether or not of record, including, without limitation, any options to purchase or lease, or any rights of first refusal, except for the Permitted Exceptions;

(iii) there are no building, use, deed or contract restrictions relating to the current use of the Real Property, other than the Permitted Exceptions; to Seller’s and Parent’s knowledge, there is no threatened earth subsidence, earth movement or infestation affecting the Real Property or any buildings or improvements located on the Real Property and there are no latent or patent structural defects on or in any buildings or improvements located on the Real Property which would reasonably be expected to interfere substantially with the continued use of the Real Property in the manner in which the same has customarily been used by Seller. There is a dedicated road or right-of-way to each Owned of Real Property in Detroit, Michigan, Tampa, Florida, and Augusta, Georgia and each Leased Real Property; and Seller has all easements and rights of ingress and egress needed for utilities and services necessary for all of its operations;

(iv) there are no unrecorded easements (except for the Festive Floats Easement) nor any special assessments relating to the Real Property, and neither Parent nor Seller have received any notice of any proposed special assessment relating to the Real Property; no federal, state or local taxing authority has asserted any tax deficiency, lien or assessment against the Real Property which has not been paid, except for taxes not yet due; and, with the possible exception of the use of Lot 2 of Davis Subdivision by the church located at the corner of St. Aubin and Farnsworth in Detroit, Michigan and such church’s payment of real property taxes for the south half of such lot (collectively, the “Church Use”), there are no third parties in possession or claiming rights to possession of the Real Property or disputing the boundaries thereof; except for the Church Use, Seller has owned and occupied the Detroit, Michigan Owned Real Property continuously since May 1, 1998, and during Seller’s entire period of ownership no third party has asserted any claim against Seller’s title to such Owned Real Property, has possessed any portion thereof or has asserted any right to occupy or possess any portion thereof;

(v) there are no mechanics’ liens or rights to claim a mechanics’ lien in favor of any contractor, materialman or laborer or any other person or entity in connection with any portion of the Real Property and for which the underlying debt is unpaid; there has not been any work performed or materials supplied to the Real Property in the last 90 days which could give rise to the filing of such liens against the Real Property;

(vi) except for the Permitted Exceptions, there are no encroachments from within or without the Real Property that adversely affect the use of the Real Property. Seller has provided Buyer with copies of all existing surveys relating to the Real Property in its possession;

(vii) there are no agreements, oral or written, to which Seller is a party with respect to the payment or nonpayment or reduction of taxes;

(viii) except for the Permitted Exceptions, there are no oil or gas reservations to any person or entity, with respect to the Real Property, and

Seller has not received, directly or indirectly, any royalties or other compensation arising out of or related to the grant of mineral rights reservations, oil or gas reservations or any other rights, to any person or entity.

(ix) all of the indebtedness secured by that certain Mortgage Deed recorded in O.R. Book 5598, Page 1882, in the Hillsborough County, Florida Records has been paid in full.

(d) With respect to each lease relating to a parcel of Leased Real Property, Seller shall use reasonable, good faith efforts to obtain from the lessor thereunder and to deliver to Buyer an estoppel letter, dated after the date of this Agreement, certifying to Buyer as follows:

(i) A true copy of the lease (and all amendments) is attached to such letter and such lease (as so amended) is in full force and effect and has not been cancelled, terminated, modified, amended, altered or extended;

(ii) Rent has been paid under such lease through a date specified therein;

(iii) No amounts are due from the tenant under such lease for prior periods, except as stated;

(iv) No security deposit has been paid by the tenant, except as stated;

(v) All rents due under the lease are current and there are no arrearages, except as stated; and

(vi) The landlord consents to the assignment of the lease by the tenant thereunder or such assignment will not constitute a breach or default under such lease.

          2.1.8 Patents, Trademarks and Similar Rights. Except as listed on Exhibit 1.1.7, at Closing, Seller will convey to Buyer its patents, trademarks, service marks, trade names, copyrights, processes, designs, formulas, computer programs, inventions, proprietary manufacturing techniques, trade secrets, technology, research and development and know-how, which are necessary for, or have been used in connection with, the operation of the Businesses. Neither Parent nor Seller has infringed on the intellectual property rights of any third parties, and to the knowledge of Parent or Seller, no third party has infringed on the intellectual property rights of Parent or Seller. Except as set forth on Exhibit 2.1.8, the Intangibles have not been hypothecated, assigned or licensed, in whole or part, to any person or entity. There are no facts or circumstances with respect to the Intangibles that could jeopardize Seller’s exclusive ownership of such Intangibles, right to use the Intangibles, and right to assign the same to Buyer.

          2.1.9 Certain Contracts. Exhibit 2.1.9 contains a complete list of the following contracts (whether written or oral) in connection with the Businesses to which a Seller, Parent or Partnership are a party or by which the Purchased Assets are bound (collectively, the “Contracts”):

(a) any employment agreements, or consulting or retainer agreements with independent contractors;

(b) any collective bargaining or union contract or agreement;

(c) any indenture, mortgage, note, installment obligation, arrangement, agreement or other instrument relating to the borrowing of money or the guarantee of any obligation for the borrowing of money;

(d) any agreement, contract or other commitment that limits the ability of Seller, Buyer or any third party to compete in any line of business or with any person or in any geographical area or otherwise, to conduct its business as presently conducted;

(e) any contract or commitment for the future sale or provision, lease or purchase by Seller of materials, products, services or supplies (including, without limitation, leases and capital leases of real or personal property), providing for payments in excess of $10,000 per year;

(f) any license or franchise agreement, including any agreement with respect to Intangibles or Seller’s rights, trade secrets or technology;

(g) any order, decree or judgment, whether entered by consent, stipulation or otherwise, before, or in connection with, any court, administrative agency or governmental authority (federal, state or local);

(h) any contract, commitment, arrangement or relationship which is violative, of any federal, state or local statute, law, rule, regulation or ordinance, including, without limitation, any such matter that may illegally restrain trade or restrict competition;

(i) any partnership, joint venture or similar agreement;

(j) any contract, commitment or other document relating to the acquisition of the Purchased Assets where the Seller paid in excess of $100,000;

(k) any deferred or installment sale agreement or land contract under which a Seller is obligated to pay in excess of $10,000 in any year; or

(l) any other contract, commitment or agreement whether or not made in the ordinary course of business, except those that are terminable on 12 months’ notice or less or which require Seller to pay $10,000 or less during any one year period during the term of such obligation to any party.

Seller has provided Buyer with a complete and accurate copy of each Contract, including all amendments and modifications to such Contracts, required to be listed in Exhibit 2.1.9, and has described on Exhibit 2.1.9 all terms of any oral contract required to be listed on Exhibit 2.1.9. The contracts in connection with the Businesses (including the Contracts) are in full force and effect and are valid and binding obligations of the contracting parties and there are no past or present breaches or defaults or events that with the giving of notice of the lapse of time or both could become a default by Seller or by any other contracting party under any such contracts.

          2.1.10 Litigation; Compliance.

(a) Except as to the environmental matters addressed in Section 2.1.11 and except as set forth on Exhibit 2.1.10, there is no litigation or any legal, judicial, administrative, arbitration or other claim, demand, action, suit, proceeding or investigation, including, without limitation, antitrust, personal injury, patent infringement or property damage actions, pending or, to the knowledge of Parent, Seller or Partnership, threatened against, brought on behalf of, or relating to the Purchased Assets or the Businesses or any injunctions, decrees, judgments, orders or writs currently in effect and involving or affecting the Purchased Assets or the Businesses.

(b) Except as to the environmental matters addressed in Section 2.1.11, the Purchased Assets are not being owned, leased or operated, in violation of any applicable order, decree, judgment, law, statute, ordinance, rule, or regulation of any court, administrative agency or governmental authority (federal, state or local), except for immaterial violations of any law, statute, ordinance, rule, or regulation of any court, administrative agency or governmental authority (federal, state or local) that do not adversely affect the value of the Purchased Assets or the Businesses.

(c) Except as to the environmental matters addressed in Section 2.1.11 and except for those noted on the attached Exhibit 2.1.10, there have been no official citations or notices of violations received or, to the knowledge of Parent, Seller or Partnership, threatened in the past five years from any court, administrative agency or governmental authority which relate to any aspect of the Purchased Assets or the Businesses, including, without limitation, any such notices or citations from the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission, the Department of Justice, Mine Safety Board, the Federal Trade Commission or similar authority or agency (federal, state or local).

(d) There are no legal, administrative, arbitration or other actions or proceedings or governmental investigations, by or on behalf of any individual or any federal, state or local agency or authority pending or, to the knowledge of Parent, Seller or Partnership, threatened which would materially affect the Purchased Assets or Businesses relating to any applicable federal, state, or local antitrust or trade regulation laws, rules or regulations, including, without limitation, those relating to restraints of trade or competition, unfair trade practices, contracts, arrangements, relationships or conspiracies in restraints of trade, price fixing, price discrimination, boycotts, or tying arrangements.

          2.1.11 Environmental and Occupational Matters.

(a) A list of all Environmental Permits is attached to this Agreement as Exhibit 2.1.11(a). Seller will cooperate with Buyer in order to transfer such Environmental Permits or to obtain new ones, for the ownership, use and operation of the Purchased Assets and Businesses.

(b) Except as set forth on the attached Exhibit 2.1.11(b), all of Seller’s operations conducted on, in, over or under the Real Property have been and are in compliance with all Environmental Laws and occupational (meaning worker or workplace related), safety or land use Laws, except for any immaterial violations of Environmental Laws and occupational, safety or land use Laws that does not adversely affect the value of the Purchased Assets or the Businesses.

(c) Except as set forth on the attached Exhibit 2.1.11(c), no portion of the Real Property has been used for a landfill, no Release of a Hazardous Substance has occurred or is occurring and no condition exists on, upon, into or from the Real Property that gives rise to an obligation or liability under Environmental Laws, including, without limitation, obligations to investigate, perform response activities, or remediate, except for any immaterial Release of a Hazardous Substance that does not adversely affect the value of the Purchased Assets or the Businesses.

(d) All tanks, including all associated piping, located in, on, over or under the Real Property are identified on Exhibit 2.1.11(d) and, except as set forth on Exhibit 2.1.11(d), have been located, constructed, operated and maintained as required by Environmental Laws.

(e) Except as set forth on the attached Exhibit 2.1.11(e), there are no administrative or judicial consent decrees or orders pending or entered against Seller under Environmental Laws or occupational, safety or land use Laws concerning Seller’s ownership, use and operation of the Purchased Assets and Businesses and, except as set forth on the attached Exhibit 2.1.11(e), Seller is in compliance with any such administrative or judicial consent decrees or orders.

(f) Except as set forth on the attached Exhibit 2.1.11(f), there is no litigation or any legal, judicial, administrative, arbitration or other claim, demand, action, suit, notice of violation or proceeding concerning Seller’s ownership, use and operation of the Purchased Assets and Businesses with respect to any Environmental Laws or occupational, safety or land use Laws, and there are no present discussions with any federal, state or local governmental agency concerning any alleged violation of Environmental Laws or occupational, safety or land use Laws, except for immaterial violations of any Environmental Laws or occupational, safety or land use Laws that do not adversely affect the value of the Purchased Assets or the Businesses. Except as set forth on the attached Exhibit 2.1.11(f), supervisory or management personnel of Parent, Seller or Partnership have not received any notice of any outstanding claims, allegations or threats caused by or attributable to, in whole or in part, Seller’s ownership, use and operation of the Purchased Assets and Businesses, except for immaterial claims, allegations or threats that do not adversely affect the value of the Purchased Assets or the Businesses.

(g) For purposes of this Section 2.1.11 and elsewhere in this Agreement, and in addition to other terms defined elsewhere in this Agreement, the following definitions shall apply:

(i) “Environmental Laws” means all applicable federal, state and local laws, ordinances, regulations, codes, orders, judgments, and the common law concerning the subject of the introduction, emission, discharge or release of any pollutant, contaminant, waste material or Hazardous Substance into the air, soil or surface water or groundwater; the handling, transportation, storage, treatment or disposal of any pollutant, contaminant waste material or Hazardous Substance; or the remediation or investigation of the presence of any Hazardous Substance including, but not limited to, the CAA, CERCLA, CWA, EPCRA, FIFRA, OPA, PPA, RCRA, SDWA, SWDA and TSCA and similar state and local laws. The following terms used in the definition of “Environmental Laws” have the following meanings:

“CAA” means the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended by, among other laws, the Superfund Amendments and Reauthorization Act of 1986.

“CWA” means the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., as amended.

“EPCRA” means the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., as amended.

“FIFRA” means the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq., as amended.

“OPA” means the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., as amended.

“PPA” means the Pollution Prevention Act of 1990, 42 U.S.C. § 13101 et seq., as amended.

“RCRA” means the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., as amended by, among other laws, the Hazardous and Solid Waste Amendments of 1984.

“SDWA” means the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., as amended.

“SWDA” means the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq., as amended.

“TSCA” means the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended.

(ii) “Environmental Permit” means any permit, approval, identification number, certificate, registration or license required under Environmental Law.

(iii) “Hazardous Substance” means any substance included within the definition of “hazardous substance,” “extremely hazardous substance,” “hazardous material,” “hazardous chemical,” “oil,” “petroleum,” “hazardous or toxic pollutant,” “pollutant,” “chemical,” “contaminant,” “pesticide,” “toxic chemical,” “toxic substance,” “hazardous waste,” or terms of similar import (including constituents thereof and derivatives therefrom) under any Environmental Law, including without limitation: (i) any petroleum, petroleum byproducts or derivatives or fractions thereof; (ii) polychlorinated biphenyls; (iii) radioactive materials; (iv) radon gas; or (v) asbestos containing material.

(iv) “Laws” means all federal, state and local laws, statutes, ordinances, codes, or rules.

(v) “Release” means any release, spill, emission, leak, injection, deposit, disposal, discharge, pumping, pouring, dumping, leaching or migration into the environment.

          2.1.12 Labor Matters. Except as disclosed on the attached Exhibit 2.1.12, there are no unfair labor practices, equal employment opportunity or wage and hour complaints against Parent, Seller or Partnership with respect to the Businesses pending before the National Labor Relations Board or any other governmental or regulatory board or agency performing similar functions. There is no proceeding in connection with the Businesses actually pending or, to the knowledge of Parent, Seller or Partnership, threatened before the National Labor Relations Board or any other governmental or regulatory board or agency performing similar functions. Except as set forth on Exhibit 2.1.12, there is no labor strike, lock-out, sit-down, walkout, dispute, slow-down, disturbance or stoppage actually pending or, to the knowledge of Parent, Seller or Partnership, threatened against or involving the Businesses. Except as set forth on Exhibit 2.1.12, there is no pending representation question or organizational activities concerning any of the employees of the Businesses. Seller and Partnership are in compliance with all Laws regulating wages, hours or working conditions of employees. Except as set forth on Exhibit 2.1.12, all obligations of Seller and Partnership to its past and current employees and agents that have become payable have been paid or are accrued on the Financial Statements and Interim Financial Statements, including, without limitation, unemployment compensation payments, profit sharing and retirement benefits, social security and similar benefits, vacation and holiday pay, bonuses and other forms of compensation.

          2.1.13 Pension and Benefit Plans and Compliance.

(a) Neither Parent, Seller or Partnership maintains, contributes to, or has any liability in connection with, any “employee welfare benefit plan” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) or any “employee pension benefit plan” (as defined in Section 3(2) of ERISA and not exempted under Section 4(b) or 201 of ERISA), including any “multiemployer pension plan” (as defined in Section 3(37) of ERISA), under which any employee or former employee of any of the Businesses was covered, or eligible for coverage, at any time during the past six-year period, other than as set forth in Exhibit 2.1.13 (the “Plans”).

(b) Each Plan and any related trust agreements have in all material respects been administered and enforced, and the form and operation of each Plan are, in accordance with their terms and all applicable laws, rules and regulations, including, without limitation, all applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and Internal Revenue Service, Department of Labor and Pension Benefit Guaranty Corporation regulations, rules, interpretations, guidelines and requirements (collectively, the “Benefit Rules”).

(c) With respect to each Plan, (i) if intended or designed to qualify under Section 401(a) or 403(a) of the Code, such Plan has received a favorable determination letter from the Internal Revenue Service to the effect that it is qualified under sections 401(a) and 501 of the Code, and Seller is not aware of any event that has occurred since the date of such determination that would adversely affect such qualification, (ii) no breaches of fiduciary duty have occurred that would result in liability to Parent, Seller or Partnership, (iii) no disputes are pending or threatened, (iv) no reportable event, within the meaning of Section 4043 of ERISA, has occurred, (v) all contributions, benefits, premiums due, and all other payment obligations have been fully accrued in the Financial Statements, and have been made or satisfied on a timely basis, (vi) with respect to each Plan, there does not exist an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, (vii) all reporting, filing and disclosure requirements with respect to each Plan have been satisfied, and (viii) no Plan is currently under examination or audit by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency.

(d) Parent, Seller and Partnership have not incurred liability, including liability to the Pension Benefit Guaranty Corporation, arising from the termination or partial termination of, or the suspension of contributions to, any of the Plans which has not been satisfied in full. Parent, Seller and Partnership have not engaged in any transaction in connection with which Buyer, directly or indirectly, could be subject to either a civil penalty assessed pursuant to Section 501(i) of ERISA or a tax imposed by Section 4975 of the Code.

(e) Parent, Seller and Partnership have no current or potential liability or obligation with respect to any multiemployer plan or a multiple employer plan, regardless of whether direct or indirect, actual or contingent.

(f) With respect to each Plan that is a “welfare plan” (as described in Section 3(1) of ERISA), (i) the Plan does not provide medical or death benefits with respect to current or former employees of any of the Businesses beyond the termination of their employment (other than coverage mandated by law), (ii) there are no reserves, assets, surplus or prepaid premiums under the Plan, and (iii) the Plan has been administered in compliance with Sections 601-608 of ERISA and Sections 162 or 4980B(f) of the Code, where applicable.

          2.1.14 Licenses and Permits. The attached Exhibit 2.1.14 and Exhibit 2.1.11(a) (Environmental Permits) are complete and accurate lists of all licenses, permits, registrations, filings, orders, approvals and other authorizations or right to operate (and all applications therefor) of federal, state, county or local governmental, regulatory or administrative agencies, bodies or authorities or any third party (the “Permits”) which are either held by, necessary to, required or used in the conduct of the Businesses. Except as set forth on Exhibit 2.1.14 and Exhibit 2.1.11, all Permits are held by Seller and are in full force and effect; no violations or defaults have occurred with respect to any of such Permits, and no revocation, termination, limitation, withdrawal or inability to renew any of such Permits is pending or, to the knowledge of Parent, Seller or Partnership, threatened or will be caused by the consummation of the transactions contemplated by this Agreement or the compliance with the terms and provisions of this Agreement. Except as set forth on Exhibit 2.1.14 and Exhibit 2.1.11, all appropriate filings and registrations where necessary for the renewal or reissuance of such Permits to Seller have been timely submitted to the appropriate governmental authorities. To the knowledge of Parent or Seller, and except as set forth on Exhibit 2.1.14, no fact, condition, or violation exists which could cause such Permits to not be renewed, or to be renewed with materially different terms, by the appropriate governmental authorities in the ordinary course. All of such Permits shall be in full force and effect on the Closing Date.

          2.1.15 Insurance. The attached Exhibit 2.1.15 is an accurate and complete list of all policies of liability (including environmental impairment liability), automobile, business interruption, fire, workers’ compensation and other forms of insurance (including self-insurance) owned or held by, or relating to, Seller and the Businesses, specifying the coverage amounts, deductible and retention amounts and specifying any notice or other information regarding possible claims under, or cancellation of, or premium increases relating to, such policies. All such policies are in full force and effect, with current premiums and any other obligations under such insurance paid. All such coverage under the insurance liability policies are occurrence based and will remain in full force and effect through the Closing Date. There are no retrospective or retroactive premiums in connection with such insurance policies.

2.1.16 Inventories. The inventories reflected in Financial Statements, the Interim Financial Statements are fairly presented in conformity with GAAP and represent either raw materials, work-in-process or finished goods (“Positive Inventory”) and all waste inventory in connection with the Businesses (“Negative Inventory”). All items of Positive Inventory are good and usable in the ordinary course of business. Seller’s use of Positive Inventory does not violate any manufacturers’, licensors’ or others’ rights.

          2.1.17 Taxes.

(a) Except as provided in Exhibit 2.1.17(a), Seller has (i) duly filed all Tax Returns (as defined in Section 2.1.17(f)) required to be filed by or with respect to Seller, and such Tax Returns are true, correct and complete in all respects, and (ii) paid in full or have made adequate provision for all Taxes (as defined in Section 2.1.17(f)), shown to be due on such Tax Returns. There are no Liens for Taxes upon the Purchased Assets, except for current taxes not yet due.

(b) Except as set forth in Exhibit 2.1.17(b), (i) no Tax audits or other administrative proceedings with respect to Taxes are pending with respect to Seller, (ii) Seller has not received written any notice of deficiency or assessment from any federal, state, local or foreign taxing authority with respect to liabilities for Taxes which have not been fully paid or finally settled, and (iii) no waiver of any statute of limitations with respect to Taxes of Seller is currently in effect.

(c) Seller is a party to any Tax allocation or sharing arrangement, and Seller has no current contractual obligation, as a transferee or otherwise, to indemnify any other person, entity or party with respect to Taxes.

(d) Exhibit 2.1.17(d) lists all jurisdictions in which Seller files Tax Returns.

(e) No taxing authority in a jurisdiction where Parent or Seller does not file Tax Returns has made a written claim, assertion or threat that Parent or Seller is or may be subject to taxation by such jurisdiction.

(f) For the purposes of this Agreement:

“Taxes” shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, without limitation, gross receipts, value added, Michigan Single Business Tax, excise, property, sales, transfer, franchise, payroll, withholding, social security, ad valorem, environmental or other taxes, including any interest, penalties or additions attributable thereto.

“Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

          2.1.18 Illegal Payments. Neither Parent, Seller nor any director, officer, agent, employee, representative or other person acting on behalf of Parent or Seller has, directly or indirectly, (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (d) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (e) made any false or fictitious entry on the books or records of Seller or the Businesses, (f) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, or (g) made any bribe, kickback or other unlawful payment of a similar or comparable nature, whether lawful or not, to any person or entity, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

          2.1.19 Suppliers and Customers.

(a) Except as listed on Exhibit 2.1.19, to Parent and Seller’s knowledge, the consummation of the transactions contemplated by this Agreement will not result in the loss of suppliers or customers of the Businesses.

(b) Seller and Parent have provided to Buyer a complete and accurate list of each customer of the Businesses as of the date hereof, the terms of sale to all customers and any return rights granted to such customers.

          2.1.20 Absence of Undisclosed Liabilities. With respect to the Businesses, Parent, Seller and Partnership do not have any liabilities, commitments, obligations, loans or indebtedness of any nature whatsoever, whether as primary obligor, guarantor, indemnitor or otherwise, and whether known or unknown, whether accrued, absolute, contingent or otherwise, whether liquidated or unliquidated, and whether due or to become due, and has not pledged or granted a security interest in any of the Purchased Assets, and there is no basis for the assertion against Parent, Seller, Partnership or the Purchased Assets of any debt, liability or obligation, other than (i) those reflected or reserved in the Financial Statements and Interim Financial Statements, (ii) accounts payable incurred in the normal course of the Businesses after the date of this Agreement and up to the Closing, and (iii) except as expressly set forth on the other Exhibits or schedules attached to this Agreement.

          2.1.21 Insider and Inter-Company Transactions

(a) Exhibit 2.1.21 is a complete and accurate list and brief description of all contracts or other transactions involving Parent or Seller with respect to which any current or former officer, director, employee, Reporting Shareholder or other affiliate of Seller. For purposes of this Agreement, “Reporting Shareholder” shall mean any current or former shareholder of Parent that have reported beneficial ownership of more than five percent of the issued and outstanding stock of Parent.

(b) Seller is not indebted to any current or former Reporting Shareholder, director, officer, employee or agent of Seller, except for amounts due as normal salary, wages, commissions or reimbursements of ordinary business expenses, and no current or former Reporting Shareholder, director, officer, employee or agent of Seller is indebted to any Seller except for ordinary business expense advances, in accordance with their ordinary practice.

          2.1.22 Seller’s Conflicts. Neither Parent nor Seller has any direct or indirect ownership interest, and/or control in, any person or entity which directly or indirectly competes with Seller.

     2.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller the following as of the date of this Agreement and as of the Closing Date:

          2.2.1 Organization. Each Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each

Buyer has requisite power and authority to own, lease and operate its properties and operate its business as now being conducted.

          2.2.2 Authority Relative to This Agreement. Buyer has full power and authority to execute, deliver and comply with its obligations under the terms of this Agreement. Execution, delivery and performance by Buyer has been duly authorized by all necessary action on the part of Seller, including authorization on behalf of Buyer by its respective board of directors. No other action on the part of Buyer or any other individual, person or entity is necessary to authorize this Agreement or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as they may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and except as they may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

          2.2.3 No Violation. Neither the execution nor the delivery by Buyer of this Agreement (including all agreements provided for in this Agreement) nor the consummation by Buyer of the transactions contemplated by this Agreement (including all agreements provided for in this Agreement) nor compliance with the terms and provisions of this Agreement (including all agreements provided for in this Agreement), (a) will require any authorization, consent or approval of any governmental or regulatory authority or of any other person or entity, except for any approvals Seller is required to obtain pursuant to this Agreement (b) will violate or breach any provision of the Articles of Incorporation or Bylaws of Buyer, or (c) will violate any order, writ, injunction, decree, judgment or arbitration award, or any statute, rule, regulation or ruling of any court or governmental authority, United States or foreign, applicable to Buyer or to any of its respective properties or assets.

          2.2.4 Financing Buyer has cash and cash equivalents on hand or available in amounts sufficient to pay the Initial Purchase Price and otherwise consummate the transaction contemplated by this Agreement.

          2.2.5 Litigation; Compliance

          (a) There is no litigation or any legal, judicial, administrative, arbitration or other claim, demand, action, suit, proceeding or investigation, including, without limitation, antitrust, personal injury, patent infringement or property damage actions, pending or threatened against, brought on behalf of, or relating to Buyer and its ability to fully carry out the transactions contemplated by this Agreement or any injunctions, decrees, judgments, orders or writs currently in effect and affecting the Buyer and its ability to fully carry out the transactions contemplated by this Agreement.

          (b) There have been no official citations or notices of violations received or, to the knowledge of Buyer threatened from any court, administrative agency or governmental authority which relate to and which could have an adverse effect on Buyer’s ability to carry out the transactions contemplated by this Agreement.

          (c) There are no legal, administrative, arbitration or other actions or proceedings or governmental investigations, by or on behalf of any individual or any federal, state or local agency or authority pending or threatened which would adversely affect Buyer’s ability to carry out the transactions contemplated by this Agreement relating to any applicable federal, state, or local antitrust or trade regulation laws, rules or regulations, including, without limitation, those relating to restraints of trade or competition, unfair trade practices, contracts, arrangements, relationships or conspiracies in restraints of trade, price fixing, price discrimination, boycotts, or tying arrangements.

3 COVENANTS.

     3.1 Covenants of Seller.

          3.1.1 Continuing Due Diligence. Parent and Seller hereby acknowledge and agree that Buyer shall be permitted to continue its due diligence in connection with the transactions contemplated under this Agreement until the Closing.

          3.1.2 Access for Audit. Between the date of this Agreement and the Closing Date, Parent and Seller shall cause their respective officers, directors, employees and agents to give Buyer and its officers, directors, employees, counsel, accountants, agents, designees and other authorized representatives reasonable access, upon reasonable notice and during normal business hours, to all of the facilities, assets, properties, leases, agreements, commitments, records and personnel of the Businesses and to furnish Buyer or its representatives with all such information as Buyer may request.

          3.1.3 Accuracy of Representations. Parent and Seller shall do all things necessary to assure that all of their representations and warranties contained in this Agreement are true at and as of the Closing.

          3.1.4 Operation of Business. Between the date of this Agreement and the Closing Date, except as otherwise expressly consented to in writing by Buyer:

(a) the Businesses shall be conducted only in the ordinary course consistent with past practice;

(b) no dividend or other distribution (whether in cash, stock, property, or any combination of the foregoing) shall be declared, set aside or paid with respect to the capital stock of Seller, and no purchase, redemption or other acquisition of any capital stock shall be made by Seller;

(c) no agreement, lease, plan, other instrument or commitment, including, without limitation, any employment contract and any long-term commitment to purchase or lease, shall be entered into, amended or terminated, by or on behalf of Seller, and Seller shall not make any capital expenditures;

(d) no indebtedness for borrowed money or other debt (other than normal trade payables in the ordinary course of business) or liability shall be assumed, incurred or contracted to be assumed or incurred, and no Lien shall be granted, by Seller or with respect to any of the Purchased Assets. Seller shall not incur or undertake to incur any obligations or any fixed or contingent liabilities or take any action or engage in any conduct except in the ordinary course of business;

(e) no sale, transfer, assignment, lease, or other disposition of any property or asset shall be made or entered into by or on behalf of Seller, other than in the ordinary course of business;

(f) Seller shall not institute any change with respect to its management or supervisory personnel, and Seller shall use reasonable efforts to preserve intact the Businesses and unless otherwise directed by Buyer, to retain the services of the officers and key employees of such Businesses. Seller shall use reasonable efforts to maintain the goodwill of the suppliers, customers and employees of, and of all others having business relationships with, such Businesses;

(g) Seller shall not institute any change in existing indebtedness owed by, or guaranteed by, Seller, except for indebtedness owing to Bank of America, N.A.;

(h) Seller shall accept, and dispose of, Negative Inventory only in the ordinary course of business, consistent with customary business practices, policies and procedures; and

(i) Seller shall not enter into any agreement or understanding to do any of the foregoing.

          3.1.5 Preserve Business. Parent and Seller shall use commercially reasonable efforts to preserve Businesses intact, to keep available the services of Seller’s present officers and employees and to preserve Seller’s goodwill, licenses, rights and authorities.

          3.1.6 Insurance. Seller shall maintain in force its existing insurance policies through the Closing Date, except to the extent they may be replaced with policies approved in writing by Buyer.

          3.1.7 Approval of Sale of Purchased Assets. On the Closing Date, Parent, Partnership each Seller shall provide evidence of all required approvals of their boards of directors, shareholders and partners as applicable, approving this Agreement and related agreements and the sale of the Purchased Assets contemplated by this Agreement. Seller shall deliver to Buyer the opinion of Seller’s counsel as described in Section 2.1.2(b).

          3.1.8 Consents. Prior to the Closing Date, Seller shall use commercially reasonable efforts to obtain, and assist Buyer in obtaining, all of the authorizations, consents and approvals required to be set forth in Exhibit 2.1.3, including, without limitation, (i) all requisite consents, waivers, and approvals from third parties to all contracts or agreements that are Purchased Assets, and (ii) any consents required from Seller’s lenders, insurance carriers or from any governmental or regulatory agency or body, including the Department of Justice. Parent and Seller shall use commercially reasonable efforts to assist Buyer in performing all necessary registrations and filings in order to transfer all Permits to Buyer in connection with the sale of the Purchased Assets. Parent and Seller have delivered to Buyer a letter from counsel to Bank of America, N.A., evidencing the consent of Bank of America N.A. to the transactions contemplated herein, and Parent and Seller shall deliver evidence of such other consents to Buyer on or before the Closing Date.

          3.1.9 Updated Exhibits.

(a) Subject to Section 4.1.8 below, between the date of this Agreement and the Closing Date, Parent, Seller and Partnership shall, as soon as practicable after they have become aware of any breach of a representation or warranty or inaccuracy, misstatement or omission in connection with any information disclosed on the Exhibits attached hereto, update such information to this Agreement (and notify the Buyer in writing) to the extent necessary to make their representations and warranties and the information disclosed on the Exhibits to this Agreement true and accurate in all respects as of the Closing Date and shall provide such updated representations and warranties and Exhibits to Buyer on or prior to the Closing Date.

(b) To the extent that the representations and warranties are, or any information listed on the Exhibits attached hereto is, true and accurate as of the date of this Agreement, but subsequently becomes inaccurate as a result of acts of God, a change in governmental restrictions or law, or other events which are beyond the control of Parent, Seller or Partnership after the exercise of all reasonable commercial efforts, Parent, Seller and Partnership shall not be deemed to be in breach of this Agreement, and Buyer may elect to close the transactions contemplated herein, or terminate this Agreement without recourse against Parent, Seller or Partnership with respect to such matters. If Buyer elects to close the transactions contemplated herein, Buyer shall be entitled to any insurance proceeds to be paid in connection with any casualty or any proceeds to be paid in connection with any condemnation or similar governmental taking arising from the events described above, and Seller shall pay Buyer the amount of any applicable deductible.

(c) To the extent that the representations and warranties are and the information contained on the Exhibits is (i) true and accurate as of the date of this Agreement, but subsequently becomes inaccurate as a result of events other than those described in Section 3.1.9(b), or (ii) not true and accurate as of the date of this Agreement, and such inaccuracy, misstatement or omission is discovered by Parent, Seller, Partnership or Buyer on or before the Closing Date, Parent, Seller and Partnership shall be required to update such information (and notify the Buyer in writing) pursuant to Section 3.1.9(a), and the following provisions shall apply:

(i) If Parent, Seller or Partnership had knowledge of such breach of any representation or warranty or any inaccuracy, misstatement or omission with respect to the information disclosed on an Exhibit as of the date of this Agreement or in the event that any representation or warranty or information contained on the Exhibits is required to be updated after the date of this Agreement for any reason other than as described in Section 3.1.9(b), Parent, Seller and Partnership shall be required to update such representations and warranties or the information disclosed on the Exhibits, however, such updating shall not reduce the liability or obligations of Parent or Seller for breach of this Agreement, and Buyer may terminate this Agreement pursuant to Section 6.1 or close the transactions contemplated herein. If Buyer elects to terminate this Agreement or close the transactions contemplated herein, it shall be entitled to all rights and remedies under this Agreement and applicable law.

(ii) If there is a breach of any representation or warranty or any inaccuracy, misstatement or omission with respect to the information disclosed on an Exhibit as of the date of this Agreement, but Parent, Seller or Partnership did not have knowledge of such breach or such inaccuracy, misstatement or omission, Parent, Seller and Partnership shall be required to update the Exhibits. Buyer may elect to terminate this Agreement without recourse against Parent, Seller or Partnership with respect to such matters or close the transactions contemplated herein. If Buyer elects to close the transactions contemplated herein notwithstanding any breach described in this Section 3.1.9(c)(i), Buyer’s exclusive remedy with respect to any such breach shall Buyer’s right to indemnification pursuant to Article 5 of this Agreement.

          3.1.10 Title Policies and Surveys.

(a) Seller has heretofore furnished to Buyer, (a) title commitments (“Title Commitments”) for ALTA owner’s policies of title insurance issued by First

American Title Insurance Company (the “Title Company”), and (b) copies of the following surveys in Seller’s possession: (i) Boundary Survey of a portion of Section 14, Township 29 South Range 19 East, Hillsborough County, Florida, dated June 22, 1998, last revised September 16, 1998, prepared by James A. Padags of Cypress Land Consultants, Inc. under Job Number 98028.00, and (ii) ALTA/ACSM Land Title Survey, City Environmental Facility, No. 1923 Frederick Avenue, Detroit, Michigan, dated June 22, 1998, prepared by Alex Nicolaescu of Nowak & Fraus under Job Number 6-A573. Buyer and Seller hereby agree that Buyer shall obtain a current survey of each of the parcels of Owned Real Property, the cost of which shall be billed to Seller (but may be included in the calculation of Estimated Working Capital, reducing the amount of Estimated Working Capital, if the transactions contemplated herein close). Each such survey shall be certified to Seller, Buyer, and the Title Company, shall show the location of all recorded and visible easements, all encroachments and all adjacent and interior public streets and roadways and, at Buyer’s option, may comply with current ALTA standards, including Table A Items 1, 2, 3, 4, 6, 7(a), 8, 9, 10, 11 and 13 (collectively, the “Surveys” and each, individually, a “Survey”). The Surveys shall also state that there are no encroachments either onto or off of such parcel except as shown. The Surveys shall set forth the legal descriptions of the respective parcels shown thereon, which legal descriptions shall be identical to those set forth in the Title Policies.

The title policies contemplated by the Title Commitments shall be in the amount of that portion of the Initial Purchase Price allocated (pursuant to Exhibit 1.1.3) to the respective parcel of Owned Real Property described therein (collectively, the “Title Policies”).

At the Closing, Seller shall execute and deliver to the Title Company (to the extent Seller is able to do so in good faith) such affidavit as the Title Company may reasonably require in order for the Title Company to issue the Title Policies pursuant to the Title Commitments without standard exceptions.

Seller agrees that prior to Closing Seller shall obtain a payoff letter from Bank of America, N.A., and shall cause Bank of America, N.A. to deposit a release in recordable form in escrow with the Title Company and to furnish such documentation to the Title Company at the Closing as the Title Company may require to delete any exceptions for Liens in favor of Bank of America, N.A., as agent. Seller shall use good faith, reasonable efforts to obtain a termination and release, signed by all necessary parties and in recordable form, of that certain Memorandum of Royalty Rights between USL City Environmental, Inc. and City Management Corporation, dated May 1, 1998, recorded March 24, 1999, in Liber 30172, Page 1072, Wayne County Records, so as to eliminate any exception therefor from the Title Policy for the Detroit Owned Real Property. Seller shall use good faith, reasonable efforts to obtain a quitclaim deed from City Management Corporation for the Fenced Lots.

The cost of the Title Commitments and Title Policies issued pursuant to this Section 3.1.10(a) shall be paid solely by Seller. Buyer shall be solely responsible for the cost of any endorsements the Title Company may agree to issue to the Title Policies (and modifications to the Title Policies requiring payment of additional premiums) and all costs associated with any mortgagee’s policies of title insurance to be issued in connection with any Buyer financing.

(b) Buyer shall have until the later of (i) 5 business days after the date of this Agreement, and (ii) 3 business days after receipt of a Survey for a particular parcel of Owned Real Property to deliver to Seller written objections to any matters set forth in the respective Title Commitment or Survey for such Owned Real Property and the Closing Date shall be extended accordingly to accommodate such periods. If Buyer fails timely to deliver such written objections with regard to any particular parcel of Owned Real Property, Buyer shall be conclusively deemed to have waived all such objections with regard to such parcel, except for objections with respect to any mortgages, deeds to secure debt, UCC financing statements or claims of mechanics’ liens with respect thereto. If Buyer delivers timely written objection to a Title Commitment or Survey, Seller shall have 15 days from the date of its receipt of objections for a parcel of Owned Real Property to provide Buyer with a revised Title Commitment evidencing that such defect has been remedied and/or insured over in a manner reasonably satisfactory to Buyer and the Closing Date shall be extended accordingly. If Seller is unable or unwilling to obtain such revised Title Commitment within said 15 day period, Buyer shall have the option (i) to proceed with the transactions contemplated herein, in which event the limited warranty deed, special warranty deed or covenant deed covering the Owned Real Property at issue will be executed and delivered subject to any such defects; provided, however, that if any such defect(s) result from liens or encumbrances having certain liquidated amounts (other than that certain Mortgage Deed recorded in O.R. Book 5598, Page 1882 in the Hillsborough County, Florida, Records), Buyer may, at its option, pay such amounts at any time subsequent to the Closing Date and shall receive full credit for such payment(s) against the Initial Purchase Price or Final Purchase Price; as the case may be, or (ii) to terminate this Agreement in full, in which event neither Seller nor Buyer shall have any further obligations or liabilities to one another hereunder other than those specifically stated to survive termination of this Agreement.

          3.1.11 Discharge of Certain Liens. Seller shall use commercially reasonable efforts to cause all mortgages, deeds to secure debt, deeds of trust, security agreements, UCC financing statements, mechanic’s, supplier’s and materialman’s liens and liens in favor of the City of Detroit for demolition costs (collectively, “Security Liens”), other than those Security Liens listed on Exhibit 3.1.11 (“Excepted Liens”), to be discharged prior to or at Closing, including the Security Liens listed on Exhibit 4.1.10.

          3.1.12 Fines and Probation. Seller shall satisfy, in full, all fines and liabilities of Seller imposed by the Department of Justice arising out of the plea agreement attached as Exhibit 4.1.12, on or before the Closing Date, in accordance with that certain letter dated December 16, 2003 from the U.S. Department of Justice attached hereto as Exhibit 1.2.1.

          3.1.13 Confidentiality, Non-Solicitation and Non-Compete Agreements. Parent, Partnership and Seller shall execute a Confidentiality, Non-Solicitation and Non-Compete Agreement with Buyer, substantially in the form attached as Exhibit 3.1.13 (the “Confidentiality and Non-Compete Agreement”), and deliver such to Buyer at the Closing.

          3.1.14 Customers and Suppliers. Parent, Partnership and Seller and Buyer shall work together to contact customers and suppliers of the Businesses at the time and in the manner deemed appropriate by Seller and Buyer, in order to inform such customers and suppliers of the transactions contemplated in this Agreement.

          3.1.15 Employee Notification. Seller will comply fully with all applicable laws relating to employee notification in connection with the transactions contemplated by this Agreement (including, without limitation, the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) and any similar state law). Seller will be solely responsible for all costs related to such compliance, including but not limited to, any expenses, penalties, damages and attorney’s fees related thereto.

          3.1.16 Further Assurances. Parent and Seller will promptly prepare, execute and deliver to Buyer such lists, instruments and documents and cooperate with Buyer in such other respects as Buyer may from time to time, before or after the Closing, request.

          3.1.17 Publicity. Except as required by applicable law, neither Parent nor Seller will issue any press release, notice or disclosure concerning the existence or terms of this Agreement or concerning any of the transactions contemplated herein without prior approval of Buyer; provided, however, Seller may disclose the existence and terms of this Agreement to Bank of America, N.A.

          3.1.18 No Shop. Parent and Seller will refrain from soliciting or encouraging the submission of any Acquisition Proposal or continuing in any current discussions or negotiations relating to any Acquisition Proposal. The term “Acquisition Proposal” refers to any proposal, plan, agreement, understanding or recapitalization or similar transaction involving any of the Purchased Assets or any transaction that may be inconsistent with or that may have an adverse effect upon any of the transactions contemplated herein.

     3.2 Covenants of Buyer.

          3.2.1 Accuracy of Representations. Buyer shall do all things necessary to assure that all of its representations and warranties contained in this Agreement are true, in all respects, at and as of the Closing.

          3.2.2 Approval of Purchase of Assets. At the Closing, Buyer shall provide to Seller evidence of all required board and shareholder approvals required in connection with the this Agreement and the purchase of the Purchased Assets.

          3.2.3 Publicity. Except as required by applicable law, Buyer will not issue any press release, notice or disclosure concerning the existence or terms of this Agreement or concerning any of the transactions contemplated herein without prior approval of Seller, except to the extent necessary to finance the transactions contemplated herein and except for disclosures to Bank of America, N.A.

          3.2.4 Access to Books and Records After the Closing Date, Buyer will retain for a period consistent with Buyer’s record retention policies, those records of Seller delivered to Buyer. Buyer also will provide Seller and their representatives reasonable access thereto, during normal business hours and upon reasonable written notice, to enable them to prepare financial statements or tax returns or deal with tax audits or other proceedings or for any other reasonable business purpose specified in such notice. After the Closing Date, Seller will provide Buyer and its representatives reasonable access to Seller’s records in connection with the Businesses, during normal business hours and upon reasonable written notice, for any reasonable business purpose specified by Buyer in such notice.

          3.2.5 Further Assurances. Buyer will promptly prepare, execute and deliver to Seller such lists, instruments and documents and cooperate with Seller in such other respects as Seller may from time to time, before or after the Closing, request in connection with the discharge of Buyer’s obligations under this Agreement.

          3.2.6 Conduct of Business. After the Closing Date, each Buyer listed on Exhibit 1.1.1(i) shall hold title to the Purchased Assets such Buyer purchases on the Closing Date, until such time as the trade payables listed on Exhibit 1.1.5 are paid or otherwise satisfied.

4 CONDITIONS TO CLOSING.

     4.1 Conditions to Buyer’s Obligations. Without limiting any other rights or remedies which Buyer may have, the obligations of Buyer under this Agreement are subject to the satisfaction of the following conditions at or prior to the Closing; provided that Buyer may waive the satisfaction of any such condition pursuant to a writing signed by Buyer:

          4.1.1 Accuracy of Representations and Warranties. All representations and warranties made by Parent, Seller and Partnership in this Agreement or in any exhibit, certificate or other writing which shall be delivered to Buyer pursuant to this Agreement, including, without limitation, the representations and warranties in Section 2.1, shall be true and correct, at and as of the Closing Date, with the same force and effect as though such representations and warranties had been made at and as of the Closing Date.

          4.1.2 Compliance with Covenants. All actions, undertakings, covenants or agreements required to be performed by Parent, Seller and Partnership before the Closing, including, without limitation, the covenants of Parent and Seller in Section 3.1, shall have been so performed or complied with on or prior to the Closing Date, and Parent or Seller shall have delivered evidence of such compliance to Buyer on the Closing Date.

          4.1.3 Certificate of Officers. Parent, Seller and Partnership shall have delivered to Buyer a Certificate, dated as of the Closing Date, signed by an executive officer of Parent and Seller, certifying as to the fulfillment of the conditions specified in Sections 4.1.1 and 4.1.2; provided, however, that such executive officers shall have no personal liability on account of such Certificates.

          4.1.4 Consents. Seller shall have obtained the approvals and consents to the transactions contemplated by this Agreement required to be set forth on Exhibit 2.1.3, including all approvals and consents required under the Permits.

          4.1.5 No Litigation. No action or proceeding shall have been instituted or concluded against Parent, Seller or Partnership which materially and adversely affects or may materially and adversely affect the Purchased Assets or the Businesses, and no action or proceeding shall have been instituted or concluded by any governmental instrumentality, agency or other person before any court or governmental agency to restrain, prevent or condition this Agreement or the consummation of the transactions contemplated by this Agreement, which, in the opinion of Buyer makes it inadvisable to consummate such transactions.

          4.1.6 No Casualty. There shall have been no material loss, damage or casualty to the Purchased Assets between the date of this Agreement and the Closing Date.

          4.1.7 Delivery of Other Documents. Seller shall have delivered the documents required to be delivered by Seller pursuant to this Agreement, including the opinion of Seller’s counsel described in Section 2.1.2(b).

          4.1.8 Changes in Exhibits. There shall have been no change in the information required to be contained in the Exhibits to this Agreement, which is unsatisfactory to Buyer, in its sole discretion.

          4.1.9 Title Policies. Seller shall have caused the Title Company to issue Title Policies to Buyer (or to issue pro-forma policies or mark up the Title Commitments through the Closing Date, consistent with the final title insurance policies to be issued (such pro-formas or mark-ups being referred to as “Pro-Formas”) insuring title to the Real Property in the amounts set forth in the Title Commitments and consistent with the requirements of Section 3.1.10 with respect to the form of the Title Commitments, and such Pro-Formas shall contain no exception for any Security Liens.

          4.1.10 Discharge of Certain Liens. Seller shall have obtained a discharge of all Security Liens affecting any of the Purchased Assets, other than Excepted Liens, including those listed on the attached Exhibit 4.1.10, and provide documentary evidence of such discharges in form satisfactory to Buyer, or Seller shall cause same to be discharged in a manner satisfactory to Buyer on or before the Closing (it being agreed that the Title Company’s receipt of instructions from the holder of any Security Lien, authorizing the recording of a discharge and/or release of such Security Lien that is deposited by such Security Lien holder with the Title Company in escrow, upon payment of a specified liquidated sum at Closing, shall constitute satisfaction of this requirement). Notwithstanding the foregoing, Buyer acknowledges that in lieu of providing documentary evidence of the discharge of the materialman’s lien in favor of LaFarge Building Materials, Inc. disclosed on Exhibit 4.1.10, and provided that the Title Company insures over such lien in the Pro-Forma for the Augusta, Georgia Owned Real Property, Seller may deposit an amount sufficient to pay said lien in full with the Title Company under such written agreement as the Title Company may require to protect it from loss thereunder.

          4.1.11 Operation of Business. During the period of time from the date of this Agreement to the Closing Date, Seller shall have operated the Purchased Assets and Businesses in the ordinary course and there shall have been no material adverse change in the Purchased Assets.

          4.1.12 Fine and Probation. All fines and liabilities of Seller imposed by the Department of Justice, arising out of the plea agreement attached as Exhibit 4.1.12, shall have been paid in full on or before the Closing Date, in accordance with that certain letter dated December 16, 2003 from the U.S. Department of Justice attached hereto as Exhibit 1.2.1.

          4.1.13 Confidentiality and Non-Compete Agreements. Seller shall cause the Confidentiality and Non-Compete Agreements to be delivered to Buyer at the Closing.

          4.1.14 Due Diligence. Buyer, in its sole discretion, shall be satisfied with the results of its due diligence investigation, including, without limitation:

(a) verification of the historical and projected earnings before interest, taxes, depreciation and amortization of the Businesses;

(b) substantiation that all existing permits under which each Purchased Asset operates requires no additional capital expenditures, and title is transferable from Seller to Buyer;

(c) Buyer’s satisfaction that all existing and previous regulatory and civil fines and penalties are the responsibility of, and will be borne by, Seller;

(d) Buyer’s satisfaction with the condition of all Purchased Assets, sustainability of the customer base and compliance with all licenses, permits and regulations;

(e) verification of trades payable and receivable as shown on the Financial Statements and Interim Financial Statements;

(f) verification of other specified liabilities; and

(g) confirmation of Seller’s compliance with representations, warranties and covenants contained herein.

          4.1.15 Certain Assets. The Servers shall have been delivered to the principal place of business of US Liquids of Detroit, Inc., and the Servers shall be fully operational on or before the Closing Date.

     4.2 Conditions to the Seller’s Obligations. Without limiting any other rights or remedies which Seller may have, the obligations of Seller under this Agreement are subject to the satisfaction of the following conditions at or prior to the Closing; provided that Seller may waive the satisfaction of any such condition pursuant to a writing signed by Seller.

          4.2.1 Accuracy of Buyer’s Representations and Warranties. All representations and warranties made by Buyer in this Agreement or in any Exhibit, certificate or other writing which shall be delivered to Seller pursuant to this Agreement, including, without limitation, the representations and warranties in Section 2.2, shall be true and correct, in all respects, at and as of the Closing Date, with the same force and effect as though such representations and warranties had been made at and as of the Closing Date.

          4.2.2 Compliance with Covenants. All actions, undertakings, covenants, or agreements required to be performed by Buyer before the Closing, including, without limitation, the covenants of Buyer in Section 3.2, shall have been performed or complied with, in all material respects, on or prior to the Closing Date.

          4.2.3 Certificate of Buyer’s Officer. Buyer shall have delivered to Seller a Certificate, dated as of the Closing Date, signed by an executive officer of Buyer, certifying as to the fulfillment of the conditions specified in Sections 4.2.1 and 4.2.2; provided, however, that such executive officer shall have no personal liability on account of such Certificate.

          4.2.4 Fine and Parole. All fines of Seller imposed by the Department of Justice, arising out of the plea agreement attached as Exhibit 4.1.12, shall have been paid in full on or before the Closing, in accordance with that certain letter dated December 16, 2003 from the U.S. Department of Justice attached hereto as Exhibit 1.2.1.

          4.2.5 Consents. Buyer shall have obtained the approvals and consents to the transactions contemplated in Section 4.1.4, if any.

          4.2.6 No Litigation. No action or proceeding shall have been instituted against Buyer by any governmental instrumentality, agency or other person before any court or governmental agency to restrain, prevent or condition this Agreement or the consummation of the transactions contemplated by this Agreement.

          4.2.7 Delivery of Other Documents. Buyer shall have delivered the documents required to be delivered by Buyer pursuant to this Agreement.

5 WARRANTIES; INDEMNIFICATION.

     5.1 Survival. All representations and warranties by Buyer, Parent, Seller and Partnership contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing Date, notwithstanding any investigation made by or on behalf of Buyer, and shall terminate on April 30, 2006, except for the representations and warranties described in (i) Section 2.1.6(a), which shall survive indefinitely with respect to all Purchased Assets other than the Owned Real Property but which shall be superseded by and merged into the deeds executed and delivered at Closing with respect to the Owned Real Property, (ii) Section 2.1.17, which shall survive for the applicable statute of limitations, and (iii) Section 2.1.11, which shall survive for a period of five years after the Closing Date. The indemnification provisions in this Section 5 and the obligations of the parties pursuant to these indemnification provisions shall survive the Closing and shall be binding upon, and fully enforceable against, Buyer, Parent, Seller or Partnership, and each of their respective successors and assigns. Except in the case of intentional breaches of this Agreement or as otherwise provided in Section 3.1.9(c)(i), the indemnification provisions described in this Section 5 shall be the exclusive remedy for any indemnification claims made hereunder after the Closing of the transactions contemplated herein. If the transactions contemplated hereunder do not close or in the case of intentional breaches of this Agreement, the parties shall be entitled to all rights and remedies under this Agreement (to the extent that such rights and remedies survive termination of this Agreement) or applicable law, except as otherwise provided on Section 3.1.9 and Section 3.1.10. The rights, remedies and obligations described in this Article 5 shall survive termination of this Agreement.

     5.2 Seller’s Indemnification of Buyer. Regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer or any of Buyer’s directors, officers, employees, representatives, agents, attorneys, accountants or consultants may have, Parent, Seller and Partnership, jointly and severally, shall indemnify, defend and hold harmless Buyer (each jointly and severally) and its respective affiliates, subsidiaries, directors, officers, employees, agents, accountants, attorneys and representatives (“Buyer’s Personnel”) from and against any demand, claim, action, cause of action, damage, liability, loss, cost, debt, expense, obligation, lawsuit, contract, or agreement, whether fixed, actual, accrued or contingent, liquidated or unliquidated, whether or not asserted by a third party (including, without limitation, interest, penalties, additional federal, state or local taxes, reasonable attorneys’ fees and other costs and expenses incident to this transaction or proceedings or investigations or the defense of any claim, whether or not litigation has commenced) (“Loss”) (“Buyer’s Damages”), arising out of, resulting from, or relating to, on account of, or with respect to, and Parent, Seller and/or Partnership shall be obligated to pay Buyer on demand the full amount of any sum which Buyer or any of Buyer’s Personnel pays or becomes obligated to pay on account of, or in respect to, any of the following (subject to the limitations set forth in Section 5.5):

(a) any breach of any representation or warranty made by Parent, Seller or Partnership in this Agreement or in any Exhibit to this Agreement;

(b) any failure of Parent, Seller or Partnership to duly perform or observe any term, provision, covenant or agreement to be performed or observed by Parent, Seller or Partnership pursuant to this Agreement or any of the documents executed in connection with this Agreement;

(c) any of Buyer’s Damages arising out of or resulting from events occurring prior to the Closing Date in connection with the Businesses and properties and assets owned, operated or used by, Parent, Seller or Partnership; including the Purchased Assets, whether or not such events were discovered on or after the Closing Date or disclosed herein; or

(d) any of Buyer’s Damages arising out of, resulting from, or relating to any Retained Liabilities.

In the event that any one Buyer or Buyer’s Personnel should incur Buyer’s Damages in connection with any matter for which such Buyer is entitled to indemnification from Parent, Seller or Partnership hereunder, any Buyer (whether or not such Buyer was the party actually incurring such Buyer’s Damages) may demand payment from Parent, Seller or Partnership for such Buyer’s Damages pursuant to the indemnification provisions of this Agreement, including this Section 5.2.

     5.3 Buyer’s Indemnification of the Seller. Buyer shall indemnify, defend and hold harmless Seller and its directors, officers, affiliates, employees, agents, accountants, attorneys and representatives (“Seller’s Personnel”) from and against any Loss (“Seller’s Damages”), arising out of, resulting from, or relating to, and Buyer shall be obligated to pay Seller on demand the full amount of any sum which Seller or any of Seller’s Personnel pays or becomes obligated to pay on account of, or in respect to, any of the following (subject to the limitations set forth in Section 5.5)::

(a) Any breach of any representation or warranty made by Buyer in this Agreement or in any Exhibit to this Agreement;

(b) Any failure of Buyer duly to perform or observe any term, provision, covenant or agreement to be performed or observed by Buyer pursuant to this Agreement or any of the documents executed in connection with this Agreement; or

(c) Buyer or Buyer’s representatives’ access to, or inspection of, the Purchased Assets or any tests, inspections or other due diligence conducted by or on behalf of Buyer, whether prior to or after the date hereof.

In the event that any one Seller or Seller’s Personnel should incur Seller’s Damages in connection with any matter for which such Seller is entitled to indemnification from Buyer hereunder, only Seller that actually incurs such Seller’s Damages may demand payment from the specific Buyer responsible for such Seller’s Damages, pursuant to the indemnification provisions of this Agreement, including this Section 5.3. In no case whatsoever shall any Buyer not directly responsible for such Seller’s Damages be obligated to indemnify Seller against such Seller’s Damages for which another Buyer is responsible.

     5.4 Defense of Claims.

(a) If any party (“Indemnified Party”) receives notice of, or discovers, any claim or the commencement of any action for which the other party or parties (“Indemnitor”) is or may be liable under this Section 5 (“Indemnified Claim”), the Indemnified Party shall promptly notify the Indemnitor of such claim or action in writing and shall provide the Indemnitor with copies of any pleadings or other documents evidencing such Indemnified Claim. The Indemnitor shall be entitled to participate in the defense of any Indemnified Claim, and, if it so elects, to assume the defense of the Indemnified Claim, with counsel reasonably satisfactory to the Indemnified Party; provided, that if the Indemnitor has unconditionally agreed in writing to indemnify the Indemnified Party against the Indemnified Claim. After written notice from the Indemnitor to the Indemnified Party of such election to assume the defense, the Indemnitor shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense of the Indemnified Claim, other than costs and expenses of the Indemnified Party incurred at the request of the Indemnitor. The assumption of the defense of any such Indemnified Claim shall not be deemed an admission by the Indemnitor that it is liable for any such Indemnified Claim. The Indemnitor may, at its election, settle or compromise any Indemnified Claim. The Indemnified Party, however, may not settle or compromise any Indemnified Claim without the prior consent of the Indemnitor, unless the Indemnitor shall have failed or refused to assist the Indemnified Party in the defense of such Indemnified Claim.

(b) The parties agree to cooperate with each other in the defense of claims under this Agreement.

     5.5 Limitations on Liability.

(a) Parent, Seller or Partnership shall, have no liability with respect to Section 5.2(a), and Buyer shall not have any liability with respect to Section 5.3(a), unless and until:

(i) Buyer or Seller, as the case may be, making an Indemnified Claim under Section 5.2(a) or 5.3(a), respectively, provides written notice to the other party with respect to such Indemnified Claim under Section 5.2(a) or Section 5.3(a), as applicable, on or before the expiration of the applicable survival period, as described in Section 5.1; and

(ii) the aggregate dollar amount of all Indemnified Claims under Section 5.2, in the case of claims against Parent, Seller and Partnership, or Section 5.3, in the case of Indemnified Claims against Buyer, exceeds $50,000, and then Buyer or Seller, as the case may be, seeking such indemnification may seek indemnification for the amount of such Indemnified Claims in excess of $50,000.

(b) Parent, Seller or Partnership shall not have liability with respect to Section 5.2(a), and Buyer shall not have liability with respect to Section 5.3(a), to the extent that the total aggregate amount of the respective Indemnified Claims under Section 5.2(a), in the case of Seller, or Section 5.3(a), in the case of Buyer, exceeds the $7,500,000 (the “Cap”).

     6 TERMINATION.

     6.1 Right to Terminate. Notwithstanding any other provision in this Agreement to the contrary, this Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date by prompt written notice given in accordance with Section 7.4:

(a) by the written consent of Buyer, Seller, Parent and Partnership;

(b) by Buyer, on the one hand, or by Seller, Parent and Partnership, on the other hand, if there is a breach or failure to perform or satisfy any of the commitments, covenants or conditions under this Agreement in any respect by the non-terminating party (or the conditions subject to the terminating party’s satisfaction have not been satisfied), or if there exists any error, misstatement or omission on the part of the non-terminating party with respect to any representation or warranty contained in this Agreement or in any Exhibit, certificate or other writing delivered by the non-terminating party pursuant to this Agreement; or

(c) by Buyer, on the one hand, or Parent, Seller and Partnership on the other hand, if the Closing shall not have occurred on or before February 13, 2004; provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(c) shall not be available to any party whose failure to perform any of its covenants or obligations under this Agreement has been the cause of or resulting in the failure of the transactions contemplated by this Agreement to occur on or prior to the aforesaid date.

     6.2 Remedies Upon Termination. Subject to Section 3.1.9, if this Agreement is terminated due to a breach of this Agreement by one of the parties, then the non-breaching party(s) shall have all available remedies under this Agreement and applicable law.

7 MISCELLANEOUS.

     7.1 Expenses. Each party to this Agreement shall pay its own expenses incident to this Agreement.

     7.2 Transfer and Other Taxes. Any taxes payable in connection with consummation of the transactions contemplated by this Agreement shall be paid by Seller and evidence of the payment of such taxes shall be furnished to Buyer upon its request. Notwithstanding the foregoing, Buyer shall pay transfer taxes in connection with the conveyance of title to the automobiles listed on Exhibit 1.1.2(b).

     7.3 Finder’s Fee. Parent and Seller represent and warrant that they have not engaged or hired any broker, finder or other person is entitled to any brokerage fee, commission or finder’s fee in connection with the transactions contemplated by this Agreement. Buyer, Seller and Parent shall each pay or discharge and Buyer shall indemnify and hold Seller harmless, and Seller and Parent shall indemnify and hold Buyer harmless, from and against any and all claims or liabilities for brokerage commissions or finder’s fees incurred by any action taken by them or it.

     7.4 Notices. Any notice or other communication required or which may be given under this Agreement shall be in writing and either delivered personally to the addressee or delivered via facsimile (and confirmation received) to the addressee, sent by overnight courier to the addressee or mailed, certified or registered mail, postage prepaid, and shall be deemed given when so delivered personally or via facsimile to the addressee, or, if sent by overnight courier, one business day after the date so sent, or, if mailed, three business days after the date of mailing, to the addresses set forth on Exhibit 7.4. Any of the addresses set forth on may be changed for notices by notice to the other parties.

     7.5 Entire Agreement. This Agreement, including the exhibits, schedules, documents, certificates, instruments and agreements referred to in this Agreement, embodies the entire agreement and understanding of the parties to this Agreement with respect to the subject matter of this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement, and the exhibits, schedules, documents, certificates, instruments and agreements referred to in this Agreement, supersedes all prior agreements, commitments and understandings, written or oral, between the parties with respect to such subject matter, and any such prior agreements or understandings are merged into this Agreement, including, without limitation, the letter of intent, as amended, previously executed by the parties.

     7.6 Governing Law and Forum. This Agreement shall be governed by the laws of the State of Michigan (regardless of the laws that might otherwise govern under applicable Michigan principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies. Each of the parties consents to be subject to personal jurisdiction of the courts of the State of Michigan, County of Oakland, or in the case of the federal courts, the U.S. District Court for the Eastern District of the State of Michigan. The aforementioned forums shall be the sole and exclusive forums for the resolution of all disputes under this Agreement and its related documents.

     7.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     7.8 Interpretation. The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. All references to “Sections” and “Exhibits” in this Agreement are, unless specifically indicated otherwise, references to sections of, and exhibits to, this Agreement. Whenever the singular is used, the same shall include the plural and vice versa, where appropriate. Words of any gender shall include each other gender where appropriate. The Exhibits to this Agreement are a part of this Agreement as if set forth in full in this Agreement.

     7.9 Severability. If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall have no effect on the other provisions of this Agreement, which shall remain valid, operative and enforceable. Upon any such determination that any term or other provision is illegal, invalid or unenforceable, the parties hereto will negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible.

     7.10 Waiver and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. The rights and remedies of any party arising out of, or otherwise in respect of, any inaccuracy in, or breach of, any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that (i) the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant, agreement or Exhibit contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach, or (ii) the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may have been disclosed, orally or otherwise, to Buyer, but has not been disclosed, or disclosed accurately, as required pursuant to this Agreement.

     7.11 Binding Effect; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective permitted successors and assigns; provided that neither Parent nor Seller may assign or transfer any of their rights or delegate any of their obligations under this Agreement without the prior written consent of Buyer. Buyer and its subsidiaries may assign any or all of their rights under this Agreement, including their right to indemnification, to any of any party, including their lenders as collateral security without the consent of any of the other parties hereto.

     7.12 Time is of the Essence. Time is of the essence of all understandings, undertakings and agreements of the parties hereto.

[signatures appear on the following page]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the introductory paragraph of this Agreement.

EQ Detroit, Inc., a Michigan corporation

By:

Its:

EQ Florida, Inc., a Michigan corporation

By:

Its:

EQ Augusta, Inc., a Michigan corporation

By:

Its:

EQ Mobile Recycling, Inc., a Michigan corporation

By:

Its:

US Liquids, Inc., a Delaware corporation

By:

Its:

US Liquids of Detroit, Inc., a Michigan corporation

By:

Its:

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USL First Source, Inc., a Maryland corporation

By:

Its:

US Liquids of Florida, a Florida corporation

By:

Its:

Waste Research and Recovery, Inc., Georgia corporation

By:

Its:

USL Management Limited Partnership, a Texas limited partnership

By: USL General Management, Inc.

By:

Its:

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